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                                                                    Exhibit 23.4


                CONSENT OF CHARLES R. WILSON & ASSOCIATES, INC.

     We hereby consent to the references to our firm under "The Merger -- Real Estate Portfolio Appraisal by Wilson" in the Proxy Statement and Prospectus which is a part of this Registration Statement and to the other references to our firm therein.


                                  /s/ Charles R. Wilson & Associates, Inc.

May 14, 1996
Pasadena, California